Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark A. Carano
Senior Vice President,
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3038

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL 2020 RESULTS

MOUNT AIRY, N.C., October 22, 2020 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its fourth quarter and fiscal year ended October 3, 2020.

Fourth Quarter 2020 Results

Insteel’s results for the fourth quarter of fiscal 2020 benefitted from robust demand in the Company’s construction markets and a rebound in spreads between selling prices and raw material costs from depressed levels of a year ago. Shipments in the fourth quarter of fiscal 2020 were at the highest quarterly level on record for the Company. Net earnings for the fourth quarter of fiscal 2020 were $7.4 million, or $0.38 per share, compared to a net loss of $1.8 million, or $0.09 per share, in the same period a year ago.

Net sales increased 21.9% to $138.2 million from $113.4 million in the prior year quarter driven by a 27.7% increase in shipments that offset a 4.6% decrease in average selling prices. On a sequential basis, shipments increased 12.0% from the third quarter of fiscal 2020 and average selling prices increased 1.1%. The Company benefitted from an extra week in the current year and quarter based on its fiscal calendar.

Gross margin widened 1,070 basis points to 14.1% from 3.4% in the prior year quarter primarily due to wider spreads between selling prices and raw material costs and leverage from higher shipment levels. Earnings for the current year quarter reflect a $0.4 million gain in cash surrender value of life insurance policies in selling, general and administrative expense and $0.7 million of restructuring charges related to the Company’s March 16, 2020 acquisition of substantially all of the assets of Strand-Tech Manufacturing, Inc. (“STM”), which in the aggregate decreased net earnings per share by $0.01.

Operating activities provided $11.4 million of cash during the fourth quarter compared to $32.5 million in the prior year quarter due largely to the relative changes in working capital. Working capital generated $0.3 million of cash in the current year compared to $31.4 million the prior year driven by reductions in inventories and receivables in the prior year quarter.

Fiscal 2020 Results

Net earnings for fiscal 2020 increased to $19.0 million, or $0.98 per diluted share, from $5.6 million, or $0.29 per share, in the prior year. Net sales increased 3.7% to $472.6 million from $455.7 million in the prior year driven by a 17.3% increase in shipments that offset an 11.5% decrease in average selling prices, as well as the extra week in the current year based on the Company’s fiscal calendar. Gross margin expanded to 11.8% from 6.6% due to the wider spreads and, to a lesser extent, increased shipment volumes.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Insteel’s earnings for fiscal 2020 reflect $1.9 million of restructuring charges and acquisition costs related to the STM transaction and a $1.0 million gain on the disposition of assets held for sale, which in the aggregate, decreased fiscal 2020 net earnings per diluted share by $0.04. Insteel’s earnings for the prior year period reflect a $1.1 million gain from insurance and $0.5 million gain on the disposition of property, plant and equipment in other income, which increased fiscal 2019 net earnings per diluted share by $0.06.

Operating activities provided $56.2 million of cash compared to $6.6 million in the prior year due to both higher earnings and the relative changes in working capital. Working capital provided $19.4 million in the current year compared to a $12.0 million use of cash in the prior year.

Capital Allocation and Liquidity

Capital expenditures for fiscal 2020 decreased to $7.1 million from $10.5 million in the prior year and are expected to total up to $20 million in 2021 including expenditures to relocate and upgrade the STM assets, to advance the growth of our engineered structural mesh business and to support cost and productivity improvement initiatives and recurring maintenance requirements. The shortfall in 2020 investing activity relative to prior estimates is related solely to timing considerations.

Insteel ended the year debt-free with $68.7 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Looking ahead to fiscal 2021, we expect our financial results will remain vulnerable to uncertain market conditions depending on the strength and direction of the U.S. economic recovery,” commented H.O. Woltz III, Insteel’s president and CEO. “The latest forecasts for non-residential construction indicate a bottoming or modest improvement, but the sustainability of those trends is not yet clear. Public construction has not experienced the level of weakness forecast at the onset of the pandemic, although the impact varies widely from state to state. Federal action on new transportation spending or proposed state budget relief has the potential to be a positive catalyst if implemented by the U.S. Congress.”

Mr. Woltz added, “Despite the economic uncertainties, we remain optimistic about our key initiatives, which should benefit our fiscal 2021 performance. We are pleased with our performance in the engineered structural mesh market during 2020 and expect further growth in 2021. Additionally, the trade cases filed in April and June 2020 alleging illegal activity by importers in the U.S. PC strand and standard welded wire reinforcement markets have progressed favorably. The PC strand cases are now scheduled to conclude during our third fiscal quarter and the standard welded wire reinforcing case is expected to conclude during the fourth fiscal quarter of 2021. As with any litigation, we cannot predict the outcome, but we believe the facts supporting the cases are strong.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter and 2020 fiscal year end financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

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About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount

Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 28, 2019.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 28, 2019 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 3,	September 28,	October 3,	September 28,
	2020	2019	2020	2019

Net sales	$138,231	$113,403	$472,618	$455,713
Cost of sales	118,769	109,575	416,831	425,652
Gross profit	19,462	3,828	55,787	30,061
Selling, general and administrative expense	9,308	5,898	31,348	24,504
Restructuring charges	738	-	1,695	-
Acquisition costs	-	-	195	-
Other expense (income), net	29	50	(1,254)	(1,773)
Interest expense	28	31	106	168
Interest income	(21)	(117)	(473)	(293)
Earnings (loss) before income taxes	9,380	(2,034)	24,170	7,455
Income taxes	1,954	(267)	5,161	1,857
Net earnings (loss)	$7,426	$(1,767)	$19,009	$5,598

Net earnings (loss) per share:
Basic	$0.38	$(0.09)	$0.99	$0.29
Diluted	0.38	(0.09)	0.98	0.29

Weighted average shares outstanding:
Basic	19,296	19,256	19,278	19,243
Diluted	19,396	19,256	19,383	19,340

Cash dividends declared per share	$0.03	$0.03	$0.12	$0.12

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	October 3,	June 27,	September 28,
	2020	2020	2019
Assets
Current assets:
Cash and cash equivalents	$68,688	$61,371	$38,181
Accounts receivable, net	53,817	54,901	44,182
Inventories	68,963	74,269	70,851
Other current assets	5,570	6,245	7,370
Total current assets	197,038	196,786	160,584
Property, plant and equipment, net	101,392	101,089	104,960
Intangibles, net	8,567	8,810	8,610
Goodwill	9,745	9,745	8,293
Other assets	21,160	20,260	10,562
Total assets	$337,902	$336,690	$293,009

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$38,961	$47,891	$21,595
Accrued expenses	14,717	11,839	6,818
Total current liabilities	53,678	59,730	28,413
Long-term debt	-	-	-
Other liabilities	19,421	19,894	18,579
Commitments and contingencies
Shareholders' equity:
Common stock	19,304	19,283	19,261
Additional paid-in capital	76,387	75,811	74,632
Retained earnings	171,068	164,220	154,372
Accumulated other comprehensive loss	(1,956)	(2,248)	(2,248)
Total shareholders' equity	264,803	257,066	246,017
Total liabilities and shareholders' equity	$337,902	$336,690	$293,009

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 3,	September 28,	October 3,	September 28,
	2020	2019	2020	2019
Cash Flows From Operating Activities:
Net earnings	$7,426	$(1,767)	$19,009	$5,598
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,629	3,469	14,255	13,553
Amortization of capitalized financing costs	17	17	66	65
Stock-based compensation expense	751	856	2,028	2,057
Deferred income taxes	(816)	(395)	(424)	1,798
Asset impairment charges	-	-	343	-
Loss (gain) on sale and disposition of property, plant and equipment	(83)	72	(1,114)	(1,688)
Increase in cash surrender value of life insurance policies over premiums paid	(419)	-	(243)	(187)
Gain from life insurance claims	-	-	(200)	-
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	1,084	6,561	(5,806)	7,302
Inventories	5,306	33,773	5,060	23,306
Accounts payable and accrued expenses	(6,122)	(8,952)	20,159	(42,592)
Other changes	647	(1,104)	3,091	(2,604)
Total adjustments	3,994	34,297	37,215	1,010
Net cash provided by operating activities	11,420	32,530	56,224	6,608

Cash Flows From Investing Activities:
Acquisition of business	-	-	(18,356)	-
Capital expenditures	(3,666)	(1,132)	(7,114)	(10,512)
Increase in cash surrender value of life insurance policies	(81)	-	(390)	(322)
Proceeds from sale of assets held for sale	311	-	2,186	-
Proceeds from property insurance	-	-	-	1,192
Proceeds from sale of property, plant and equipment	-	2	40	19
Proceeds from surrender of life insurance policies	65	-	260	67
Proceeds from life insurance claims	-	-	200	-
Net cash used for investing activities	(3,371)	(1,130)	(23,174)	(9,556)

Cash Flows From Financing Activities:
Proceeds from long-term debt	99	94	322	44,333
Principal payments on long-term debt	(99)	(94)	(322)	(44,333)
Cash dividends paid	(578)	(578)	(2,313)	(2,310)
Financing costs	-	(26)	-	(263)
Payment of employee tax withholdings related to net share transactions	(154)	(64)	(230)	(239)
Net cash used for financing activities	(732)	(668)	(2,543)	(2,812)

Net increase (decrease) in cash and cash equivalents	7,317	30,732	30,507	(5,760)
Cash and cash equivalents at beginning of period	61,371	7,449	38,181	43,941
Cash and cash equivalents at end of period	$68,688	$38,181	$68,688	$38,181

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-	$49
Income taxes, net	1,577	(16)	1,919	1,743
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	769	377	769	377
Restricted stock units and stock options surrendered for withholding taxes payable	154	64	230	239
Payable related to holdback for business acquired	-	-	1,000	-

IIIN – E

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